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                                                                     EXHIBIT (4)
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             CERTIFICATE OF DESIGNATION OF SERIES C PREFERRED STOCK
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                   CERTIFICATES OF DESIGNATION, NUMBER, POWER
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                   OPTIONAL, AND OTHER SPECIAL RIGHTS AND THE
                   QUALIFICATIONS, LIMITATIONS, RESTRICTIONS
                    AND OTHER DISTINGUISHING CHARACTERISTICS
                            SERIES C PREFERRED STOCK
                                       OF
                         GOLF-TECHNOLOGY HOLDING, INC.
                       (THE "CERTIFICATE OF DESIGNATION")



     It is hereby certified that:

     1. The name of the company (hereinafter called the "Company") is GOLF-TECHNOLOGY HOLDING, INC.

     2. The Articles of Incorporation of the Company, as amended, authorizes the issuance of 5,000,000 shares of Preferred Stock of a par value of $0.001 per share and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions to establish the designation, number, full or limited voting powers, or the denial or voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

     3. On January 23, 1997, the Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, adopted the following resolutions creating a Series C issue of Preferred Stock:

     RESOLVED, that Five Thousand (5,000) of the Five Million (5,000,000) authorized shares of Preferred Stock of the Company shall be designated Series C Preferred Stock (the "Series C Preferred Stock"). The Series C Preferred Stock shall be pari passu with the Company's Series B Preferred Stock ("Series B Preferred Stock") and shall possess the rights and privileges set forth below:

          A.  Dividends.
              ---------

          (i) The holder of each issued and outstanding share of Series C Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Company, out of the assets at the time legally available for such purpose, dividends at a rate of $33.30, payable annually in arrears. No dividends shall be declared and paid on the Series C Preferred Stock (other than a dividend payable solely in shares of Series C Preferred Stock) unless all accrued but unpaid dividends on the Company's existing class of Series A Preferred Stock have been declared and paid in cash. Such dividends shall not be cumulative and no right
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to such dividends shall accrue to holders of Series C Preferred Stock unless declared by the Company's Board of Directors; provided, however, that if all shares of Series C Preferred Stock have not been converted into common stock by December 31, 1997 such dividends shall begin to accumulate on all shares of Series C Preferred Stock which remain outstanding at such time and shall be payable, subject to clause (ii) below, on December 31, 1997 and each December 31 thereafter. At the Company's election, such dividends may be declared in cash, or in additional shares of Series C Preferred Stock in an amount equal to the number of shares of Series C Preferred Stock which on such date would be convertible into that number of shares of common stock, par value $.001 per share (the "Common Stock") which shall be determined as follows: the amount of the dividend divided by the closing bid price of the Common Stock on December 31/st/ (or the first following business day if such date should fall on a weekend or holiday). No dividends shall be declared or paid with respect to the Company's Common Stock (other than a dividend payable solely in Common Stock of the Company), or upon any other class of Preferred Stock of the Company with a dividend preference subordinate to the dividend preference of the Series C Preferred Stock, unless all accrued but unpaid dividends on the Series C Preferred Stock has been declared and paid and a dividend of equal or greater amount per share (on an as-if-converted to Common Stock basis) is first declared and paid with respect to the Series C Preferred Stock and Series B Preferred Stock on a pari passu basis.

               (ii) No dividends shall be paid on the Series C Preferred Stock at such time as:

                    (a) such payment would violate Idaho law; or

                    (b) such payment would impair the net capital or other financial requirements applicable to the Company established by the National Association of Securities Dealers, Inc., the Securities and Exchange Commission, or any other state of federal securities authority or agency, any state or federal commodities authority or agency, or any commodities or securities exchange.

          B.  Liquidation Preference.
              ----------------------

          (i) In the event of any liquidation, dissolution or winding-up of the Company, either voluntary or involuntary (a "Liquidation"), the holders of shares of the Series C Preferred Stock then issued and outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of shares of the Common Stock or upon any other series of Preferred Stock of the Company with a liquidation preference subordinate to the liquidation preference of the Series C Preferred Stock, an amount equal to one thousand dollars ($1,000) per share. The liquidation preference of the Series C Preferred Stock shall be junior in right of payment to the liquidation preference of the Company's existing class of Series A Preferred Stock and shall be on a pari passu basis with the right of payment to the liquidation preference of the Company's existing class of Series B Preferred Stock. If, upon any Liquidation of the Company, the assets of the Company available for distribution to its shareholders shall be

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insufficient to pay the holders of shares of the Series C Preferred Stock, holders of shares of the Series B Preferred Stock, and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series C Preferred Stock the full amounts to which they shall respectively be entitled, the holders of shares of the Series C Preferred Stock, holders of shares of the Series B Preferred Stock, and the holders of any other series of Preferred Stock with liquidation preference equal to the liquidation preference of the Series C Preferred Stock and Series B Preferred Stock shall receive all of the assets of the Company available for distribution and each such holder of shares of the Series C Preferred Stock, holders of share of the Series B Preferred Stock, and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series C Preferred Stock shall share ratably in any distribution in accordance with the amounts due such shareholders. After payment shall have been made to the holders of shares of the Series C Preferred Stock of the full amount to which they shall be entitled, as aforesaid, the holders of shares of the Series C Preferred Stock shall be entitled to no further distributions thereon and the holders of shares of the Common Stock and of shares of any other series of stock of the Company shall be entitled to share, according to their respective rights and preferences, in all remaining assets of the Company available for distribution to its shareholders.

          (ii) A merger or consolidation of the Company with or into any other corporation, or a sale, lease, exchange, or transfer of all or any part of the assets of the Company which shall not in fact result in the liquidation (in whole or in part) of the Company and the distribution of its assets to its shareholders shall not be deemed to be a voluntary or involuntary liquidation (in whole or in part), dissolution, or winding-up of the Company.

          C.  Conversion of Series C Preferred Stock.
              --------------------------------------

               The holders of Series C Preferred Stock shall have the following conversion rights:

          (i) Right to Convert.  Each share of Series C Preferred Stock shall be
              ----------------
convertible, on the Conversion Dates and at the Conversion Prices set forth below, into fully paid and nonassessable shares of Common Stock.

          (ii) Mechanics of Conversion.  Each holder of Series C Preferred Stock
               -----------------------
who desires to convert the same into shares of Common Stock shall provide notice in the form of the Notice of Conversion or Exercise attached to the subscription agreement pursuant to which the Series C Preferred Stock was issued (a "Conversion Notice") via telecopy to the Company. The original Conversion Notice and the certificate or certificates representing the Series C Preferred Stock for which conversion is elected, shall be delivered to the Company by international courier, duly endorsed. The date upon which a Conversion Notice is properly received by the Company shall be a "Notice Date."

     The Company shall use all reasonable efforts to issue and deliver within three (3) business days after the Notice Date, to such holder of Series C Preferred Stock at the address of

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the holder on the stock books of the Company, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid; provided that the original shares of Series C Preferred Stock to be converted are received by the transfer agent or the Company within three business days after the Notice Date and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the original shares of Series C Preferred Stock to be converted are not received by the transfer agent or the Company within three business days after the Notice Date, the Conversion Notice shall become null and void.

          (iii)  Conversion Dates.  The Series C Preferred Stock shall become
                 ----------------
convertible into shares of Common Stock at any time commencing forty-five (45) days after the last day on which there is an original issuance of the Series C Preferred Stock (the "Conversion Date").

          (iv)  Conversion Price.  Each share of Series C Preferred Stock shall
                ----------------
be convertible into the number of shares of Common Stock according to the following formula:

                                   N x 1,000
                                   ---------
                                Conversion Price

where:

          N = the number of shares of the Series C Preferred Stock for which conversion is being elected:
and

          Conversion
           Price = the lesser of (i) $2.25 per share or (ii) the average closing bid price on the NASDAQ SmallCap Market on the five trading days days immediately preceding the holder's delivery of a Conversion Notice to the Company.

          (v) Automatic Conversion.  Each share of Series C Preferred Stock
              --------------------
outstanding on June 30, 2002 automatically shall be converted into Common Stock on such date at the Conversion Price then in effect, and June 30, 2002 shall be deemed to be the Notice Date with respect to such conversion.

          (vi) Fractional Shares.  No fractional share shall be issued upon the
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conversion of any shares, share or fractional share of Series C Preferred Stock.
All shares of Common Stock (including fractions thereof) issuable upon conversion of shares (or fractions thereof) of Series C Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a

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share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the closing bid price of the Company's Common Stock on the Notice Date multiplied by such fraction.

          (vii)  Reservation of Stock Issuable Upon Conversion.  The Company
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shall at all times reserve and keep available out of its authorized but unissued shares of Common stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C
Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               (viii)  Adjustment to Conversion Price.
                       ------------------------------

          (a) If, prior to the conversion of all shares of Series C Preferred Stock, the number of outstanding shares or Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased.

          (b) If prior to the conversion of all shares of Series C Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock or the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity, then the holders of Series C Preferred Stock shall thereafter have the right to purchase and receive upon conversion of shares of Series C Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such share of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of shares of Series C Preferred Stock held by such holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interest of the holders of the Series C Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series C Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the holders of the Series C

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Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the holders of the Series C Preferred Stock may be entitled to purchase.

          (c) If any adjustment under this subsection would create a fractional share of Common Stock or a right to acquire a fractional share if Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

          D.  Voting.  Except as otherwise provided by the Idaho Business
              ------
Corporation Act, the holders of the Series C Preferred Stock shall have no voting power whatsoever, and no holder of Series C Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Company or the shareholders thereof or be entitled to notification as to any meeting of the Board of Directors or the shareholders.

          E.  Protective Provisions.  So long as shares of Series C Preferred
              ---------------------
Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock:

          (a) alter or change the rights, preferences or privileges of the shares of Series C Preferred Stock so as to affect adversely the Series C preferred Stock;

          (b) create any new class or series of stock being on a parity with or having a preference over the Series C preferred Stock with respect to dividends, to payments upon Liquidation (as provided for in Section B of this Certificate Designation) or to redemption; or

          (c) do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Series C Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

          F.  Status of converted Stock.  In the event any shares of Series C
              -------------------------
Preferred stock shall be converted as contemplated by this Certificate of Designation, the shares so converted shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated class of series, and shall not be issuable by the Company as Series C Preferred Stock.

          FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series C Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Articles of Incorporation of

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the Company, as amended, pursuant to the provisions of Section 30-1-16 of the
Idaho Business Corporation Act.


Signed on January 23, 1997.

                                By:    /S/ ERNEST R. VADERSEN
                                   -------------------------------
                                    Ernest R. Vadersen, President
Attest:


      /S/ HAROLD E. HUTCHINS
-------------------------------
Harold E. Hutchins, Secretary

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